Exhibit 4.12

Amendment agreement between Vereniging AEGON, The State of the Netherlands and AEGON N.V. dated August 16, 2010.

AMENDMENT AGREEMENT

Terms and Conditions of AEGON Securities

THIS AGREEMENT is made on the 16th of August 2010.

BETWEEN

(1)	AEGON N.V., a public limited liability company (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with its registered seat in The Hague, the Netherlands and address at Aegonplein 50, 2591 TV, The Hague, The Netherlands (AEGON);

(2)	VERENIGING AEGON, an association (vereniging) incorporated by notarial deed and duly established in accordance with the laws of The Netherlands, with offices at Aegonplein 50,2591 TV, The Hague, The Netherlands (the Association); and

(3)	THE STATE OF THE NETHERLANDS, an entity under public law, acting through the Ministry of Finance, with address at the Korte Voorhout 7, 2511 CW, The Hague, as lender (the State).

WHEREAS:

(A)	On 1 December, 2008 the parties to this Agreement have entered into, among other, a EUR 3,000,000,000 senior loan agreement (the Senior Loan Agreement) and a subscription agreement (the Subscription Agreement) in respect of the issue by AEGON of EUR 3,000,000,000 non-voting convertible capital securities (the Securities). The terms and conditions of these securities (the Conditions) were attached to the Subscription Agreement as Schedule 1.

(B)	The Association is the sole holder of the Securities, save for 250,000,000 Securities which have been repurchased by AEGON on 1 December 2009.

(C)	The parties to this Agreement wish to amend the Conditions in order for AEGON and the State to comply with certain commitments made by AEGON and the State to the European Commission.

(D)	Amendments to the Conditions are permitted under Condition 10 thereof.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

(a)	In this Agreement:

Effective Date means the date on which the State notifies AEGON and the Association pursuant to Clause 2(b) that it has received all of the documents set out in Schedule 1 (Conditions precedent documents) in form and substance satisfactory to the State.

(b)	Capitalised terms used in this letter, unless otherwise defined herein in which case they have the meaning ascribed thereto, shall have the meaning ascribed to such terms in the Conditions or in the Senior Loan Agreement. In case of any inconsistencies between the terms defined or used in the Senior Loan Agreement and the Conditions, the terms used in the Senior Loan Agreement shall prevail.

1.2	Construction

The provisions of clause 1.2 (Construction) of the Senior Loan Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to “the Agreement” are to be construed as references to this Agreement as opposed to a reference to the Senior Loan Agreement.

2.	AMENDMENTS

(a)	Subject to subparagraph (b) below, the Conditions will be amended from the Effective Date in accordance with subparagraph (d) below.

(b)	The Conditions will not be amended by this letter unless the State notifies AEGON and the Association that it has received all of the documents set out in Schedule 1 (Conditions precedent) hereto in form and substance satisfactory to the State. The State must give this notification as soon as reasonably practicable.

(c)	If the State fails to give the notification under paragraph (b) above by [30 September] 2010 or such later date as the State, AEGON and the Association may agree, the Conditions will not be amended in the manner contemplated by this Agreement.

(d)	The Conditions will be amended to the effect that as of the Effective Date, Condition 4(b)(v) through Condition 4(b)(x) will be added in the form as set out in Schedule 2 hereto (Additional repurchase options). To the extent not conflicting with the new Condition 4(b)(v) through Condition 4(b)(x), the other Conditions will remain in full force and effect.

3.	SECURITY

The Association, with effect from the Effective Date, confirms that any security created by it or created under any Transaction Document will:

(a)	continue in full force and effect; and

(b)	extend to the respective liabilities and obligations of AEGON and the Association to the State under the Transaction Documents as amended by this Agreement.

4.	MISCELLANEOUS

(a)	The parties hereto hereby agree that this Agreement is a Transaction Document.

(b)	From the Effective Date, the Conditions and this Agreement will be read and construed as one document.

(c)	Except as otherwise provided in this Agreement, the Transaction Documents remain in full force and effect.

(d)	The provisions of clauses 19 through 25 of the Senior Loan Agreement shall apply in respect of this Agreement fully as if set out verbatim in this Agreement.

5.	GOVERNING LAW AND DISPUTES

(a)	This Agreement is governed by and shall be construed in accordance with Dutch law.

(b)	Each of the parties hereto agrees that the courts of Amsterdam, The Netherlands are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly submit to the jurisdiction of such courts (with the exception of cassation (cassatie)).

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

(1)	A copy of the constitutional documents of each of AEGON and the Association or, if the State already has a copy, a certificate of an authorised signatory of each of AEGON and the Association confirming that the copy in the State’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(2)	A copy of the registration of each of AEGON and the Association in the trade register of the chamber of commerce.

(3)	A copy of the corporate approval by the management boards of each of AEGON and the Association approving the entering into, the terms of, and the transactions contemplated by this Agreement.

(4)	A specimen of the signature of each person authorised on behalf of each of AEGON and the Association to sign this Agreement.

(5)	A certificate of an authorised signatory of each of AEGON and the Association including incumbency wording and certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Other Documents and Evidence

(6)	A legal opinion of Allen & Overy LLP, legal advisers in the Netherlands to AEGON, addressed to the State.

SCHEDULE 2

ADDITIONAL REPURCHASE OPTIONS

The following Conditions will be added:

4.	Repurchases

(b)	Repurchases at the option of the Issuer

(v)	Notwithstanding the provisions of Condition 4(b)(i), the Issuer has the right to repurchase 125,000,000 Securities corresponding to EUR 500,000,000 of principal amount on a date (the Second Year Repurchase Date) not earlier than the 17th of August 2010 and no later than 30 November 2010, at a purchase price equal to (A) EUR 4.00 per Security plus (B) an amount as a result of which in the aggregate, the internal rate of return per annum for the Holders in respect of the Securities repurchased on the First Year Repurchase Date and on the Second Year Repurchase Date is 15 per cent. (the Second Year Repurchase Compensation).

The internal rate of return per annum will be based on all relevant cash flows received by or payable to the Holders of the Securities so repurchased for the period from the Issue Date until the Second Year Repurchase Date. An example of the calculation of the Second Year Repurchase Compensation is attached hereto as Annex A (Example of calculation Second Year Repurchase Compensation).

(vi)	Notwithstanding the provisions of Condition 4(b)(i), as of 1 December 2010 the Issuer has the right to repurchase all, of the Securities that remain outstanding after the Second Year Repurchase Date (the Remaining Securities) on a Repurchase Date no later than 30 June 2011, at a purchase price equal to EUR 6.00 per Security.

For the avoidance of doubt, if the Issuer repurchases the Remaining Securities by no later than 30 June 2011 in accordance with Condition 4(b)(vi), no Coupon Amounts accrued during the then current Coupon Period shall be payable.

(vii)	Each Repurchase of Securities under Condition 4(b)(v) and Condition 4(b)(vi):

(A)	is subject to prior consultation with DNB; and

(B)	must be made on a Repurchase Date not earlier than 30 days after the Issuer has given written notice thereof to the Holders in accordance with Condition 11, which notice shall be irrevocable.

(viii)	Condition 3(h) will not apply to any Repurchase of Securities in accordance with Condition 4(b)(v) or Condition 4(b)(vi).

(ix)	If by 1 July 2011 any Securities remain outstanding, (i) the provisions of Condition 4(b)(i) shall apply in relation to any such outstanding Securities, and (ii) the Issuer must enter into good faith discussions with the Holder and the Lender to agree on additional amendments to Condition 4 (Repurchases) if and to the extent that such additional amendments are necessary in view of further commitments that may at that time be agreed between the Lender, the Issuer and the European Commission.

(x)	If and to the extent any other Condition conflicts with Condition 4(b)(v) through this Condition 4(b)(x), the latter will prevail.

ANNEX 1

EXAMPLE OF CALCULATION SECOND YEAR REFURCHASE COMPENSATION

[See separate excel sheet]

Example Calculation Second Year Repurchase Compensation

Date	1-12-2008	22-5-2009	30-11-2009	30-8-2010
Cash Flows
Notional	(1.500.000.000)		1.000.000.000	500.000.000
Coupon		60.562.500	44.388.889	11.215.278
Premium			107.798.849	51.618.542
Total	(1.500.000.000)	60.562.500	1.152.187.738	562.833.820
IRR	15,00%

Notes

1.	Assumed AEGON share price on Second Year Repurchase Date is 4.4550
2.	Coupon calculated for Second Year Repurchase Date from 25/05/10 to 30/08/10
3.	Second Year Repurchase Date assumed to be 30/08/10

SIGNATORIES

AEGON

AEGON N.V.

/s/ Jan J. Nooitgedagt

By: Jan J. Nooitgedagt

THE ASSOCIATION

VERENIGING AEGON

/s/ W.M. van den Goorbergh	/s/ J.W.B. Westerburgen

By: W.M. van den Goorbergh	J.W.B. Westerburgen

THE STATE

THE STATE OF THE NETHERLANDS

/s/ R. Bröcheler

By: R. Bröcheler